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EXHIBIT 99.1     PRESS RELEASE






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                        RICHMOND COUNTY FINANCIAL CORP.

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            1214 CASTLETON AVENUE  STATEN ISLAND, NEW YORK 10310-1702
       (718) 448-2800 EXECUTIVE OFFICE  (718) 815-7048 FINANCE DEPARTMENT


PRESS RELEASE

FOR IMMEDIATE RELEASE
================================================================================

CONTACTS:
ANTHONY E. BURKE                        THOMAS R. CANGEMI
President and COO                       Senior Vice President and CFO
Tel: (718) 448-2800                     Tel: (718) 815-7048; Fax: (718) 815-7371


                         RICHMOND COUNTY FINANCIAL CORP.
                  COMPLETES MERGER OF BAYONNE BANCSHARES, INC.

Staten Island, N.Y. - March 22, 1999, Richmond County Financial Corp. (NASDAQ/NMS:RCBK) ("Richmond"), the holding company for Richmond County Savings Bank, announces that as of the close of business today, the merger of Bayonne Bancshares, Inc. (NASDAQ/NMS:FSNJ) ("Bayonne"), based in Bayonne, New Jersey, the holding company of First Savings Bank of New Jersey, SLA, with and into Richmond will be completed. Michael F. Manzulli, Chairman and Chief Executive Officer of Richmond commented, "Bayonne brings to Richmond its valuable core deposit franchise with a stable low-cost funding base and is a natural extension for Richmond, with their banking offices closer to our main headquarters than many of our existing banking offices on Staten Island." Mr. Manzulli further commented, "We are extremely pleased with the addition of Bayonne to our organization and welcome Bayonne shareholders, customers and employees to Richmond and Richmond County Savings Bank. We also welcome the Board of Directors of Bayonne to our newly formed Bayonne Divisional Board as well as Mr. Patrick F.X. Nilan, Bayonne's Chairman, to the Board of Richmond."

In accordance with the merger agreement, Bayonne shareholders will receive 1.05 shares of Richmond common stock for each share of Bayonne stock they own. The transaction will be accounted for as a purchase for financial accounting purposes. Bayonne shareholders will soon receive instructions on the exchange of Bayonne Common Stock for Richmond Common Stock.

As previously announced on March 5, 1999, Richmond announced the completion of the merger of Ironbound Bankcorp, NJ (NASDAQ/NMS:IBDB) ("Ironbound"), with and into Richmond. Upon conclusion of both transactions, on a pro forma-combined basis, Richmond will have $2.5 billion in assets, more than $1.4 billion in deposits and 24 full-service banking locations.

Richmond County Financial Corp. is the holding company for Richmond County Savings Bank, a state chartered savings bank, organized in 1886 which operates 15 banking offices on Staten Island, one banking office in Brooklyn and a multifamily loan processing center in Jericho, Long Island. At December 31, 1998, total assets of the Company were $1.8 billion, deposits were $993.0 million with total stockholders' equity of $303.0 million.

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